SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)      November 21, 1997

Florida East Coast Industries, Inc.
(Exact name of Registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation)

        2-89530                                        59-2349968
(Commission File Number)                   (IRS Employer Identification No.)

One Malaga Street, St. Augustine, FL                   32085-1048
(Address of principal executive office)                (Zip Code)

Registrant's telephone number, including area code:   904-829-3421

               1650 Prudential Drive, Jacksonville, FL 32201-1380
           (Former name or former address, if changed since last report)

ITEM 5.              OTHER MATERIALLY IMPORTANT EVENTS
======================================================
On November 21, 1997, St. Joe Corporation issued the following Press Release:

          "St. Joe Corporation Won't Pursue Proposal to Merge with FECI

     Jacksonville, Florida - (November 21, 1997)-St. Joe Corporation (NYSE:
SJP) today notified the Board of Directors of Florida East Coast Industries
(FECI) (NYSE: FLA) that it has decided not to pursue its proposal made earlier this year, under which St. Joe and FECI would have merged and all shares of FECI stock owned by others than St. Joe would have been exchanged for cash at $102 per share.

     Charles A. Ledsinger, Jr., senior vice president and chief financial officer of St. Joe, said, "We intend to be disciplined buyers, and we did not believe a transaction could be accomplished at a price acceptable to St. Joe. In any case, St. Joe will continue to own a controlling interest in FECI and will remain actively involved in the business seeking new opportunities for growth."

     "We are always looking for growth opportunities internally and externally," Ledsinger added. "It is not possible to predict where these opportunities will arise, but I can say that St. Joe is a flexible, open-minded company."

     There are currently approximately 9.1 million shares of FECI common stock outstanding, of which St. Joe owns approximately 4.9 million shares or 54%.

     Florida East Coast Industries, based in Jacksonville, has interests in real estate development and rail transportation. Its subsidiaries include the Florida East Coast Railway, a freight carrier with approximately 442 miles of track, principally between Miami and Jacksonville, and Gran Central Corporation, which owns and manages approximately 19,000 acres of land in 14 Florida counties and also owns 55 buildings.

     St. Joe Corporation, a publicly held company also based in Jacksonville, is Florida's largest private land owner and has interests in real estate, timber, railroads, and sugar."

                                   SIGNATURE
                                   =========

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       FLORIDA EAST COAST INDUSTRIES, INC.

                           BY:       s/s  T. Neal Smith
                                     Vice President & Secretary

Dated:  11/25/97